Exhibit 10.17
AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDMENT (the “Amendment”) is effective as of February 4, 2010 and amends the July 2, 2008 Amended and Restated Employment Agreement (the “Agreement”) by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the “Company”), and WILLIAM P. FOLEY, II (the “Employee”) as follows:
     1. Other Compensation and Fringe Benefits. Section 5(d) of the Agreement is replaced in its entirety with the following:
“Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which the Company or an affiliate of the Company may from time to time make available to the Employee, the Employee shall be entitled to the following during the Employment Term:
(d) an annual incentive bonus opportunity under the Company’s annual incentive plan (“Annual Bonus Plan”) for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Committee (“Annual Bonus”). The Employee’s target Annual Bonus under the Annual Bonus Plan shall be no less than 200% of the Employee’s Annual Base Salary (collectively, the target and maximum are referred to as the “Annual Bonus Opportunity”). The Employee’s Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without the Employee’s express written consent) at the discretion of the Committee. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates; and”
     2. Obligations of the Company Upon Termination. The preamble of Section 9(a), but not subsections (i) — (v) of Section 9(a), of the Agreement is replaced in its entirety with the following:
“Termination by the Company for a Reason Other than Cause, Death or Disability or Termination by the Employee for Good Reason. If the Employee’s employment is terminated by : (1) the Company for any reason other than Cause, Death or Disability; or (2) the Employee for Good Reason:”
     3. Excise Taxes. Section 10 of the Agreement is replaced in its entirety with the following:
“Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to the Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back

Amount”). Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first.”
     4. Definitions and Conflicts. All terms not specifically defined in this Amendment shall have the same meaning as in the Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.
     IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Michael L. Gravelle
	Its:	Executive Vice President, General Counsel and Corporate Secretary

WILLIAM P. FOLEY, II
/s/ William P. Foley, II